Filed Pursuant to Rule 424(b)(7)

Registration No. 333-195778

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	10,580,000(1)	$30.00	$317,400,000(2)	$40,882(2)

(1)	Includes 1,380,000 shares of common stock that may be offered and sold by the underwriters pursuant to their option to purchase additional shares.
(2)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 7, 2014)

9,200,000 Shares

DELEK US HOLDINGS, INC.

Common Stock

This is an offering of 9,200,000 shares of common stock of Delek US Holdings, Inc. by the selling stockholder named in this prospectus supplement. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “DK.” The last reported sale price of our common stock on the New York Stock Exchange on May 14, 2014 was $31.10 per share.

Investing in our common stock involves a certain degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement, page 3 of the accompanying prospectus, and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$30.00	$276,000,000
Underwriting discounts and commissions	$0.90	$8,280,000
Proceeds to the selling stockholder (before expenses)	$29.10	$267,720,000

The underwriters have an option to purchase up to an additional 1,380,000 shares of our common stock from the selling stockholder, at the public offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. We will not receive any of the proceeds from the sale of any additional shares of our common stock by the selling stockholder.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about May 20, 2014.

Barclays

BofA Merrill Lynch	Wells Fargo Securities
Goldman, Sachs & Co.	RBC Capital Markets

Deutsche Bank Securities	Credit Suisse	Regions Securities LLC
Scotiabank / Howard Weil		Simmons & Company International

Prospectus Supplement dated May 14, 2014

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part, this prospectus supplement, and the second part, the accompanying prospectus, are each part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission” or “SEC”), using a “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, the selling stockholder may from time to time offer and sell shares of our common stock in one or more offerings.

In this prospectus supplement, we provide you with specific information about the terms of this offering and updates with respect to information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus supplement and the accompanying prospectus form a part, includes additional information not contained in this prospectus supplement or the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus together with the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before buying any shares of our common stock in this offering.

Unless the context otherwise indicates, the terms “we,” “us,” “our,” “Delek” and the “Company” refer to Delek US Holdings, Inc. and its consolidated subsidiaries. Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.

We are responsible for the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. None of the Company, the selling stockholder or the underwriters has authorized anyone to provide information or represent anything other than that contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. None of the Company, the selling stockholder or the underwriters has authorized anyone to provide you with different information, and we, the selling stockholder and the underwriters take no responsibility for any other information others may give you. None of the Company, the selling stockholder or the underwriters is making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include discussions regarding the Company’s plans, strategies, beliefs, expectations and intentions. You can identify these statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, by forward-looking words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “appears,” “projects” and similar expressions, as well as statements in future tense. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in “Risk Factors” and elsewhere in this prospectus supplement and in the documents incorporated by reference herein.

The important factors listed under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (our “2013 Annual Report”), which is incorporated by reference herein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described under “Risk Factors” in our 2013 Annual Report could have an adverse effect on our business, results of operations and financial position and that adverse effect could be material. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date the statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Commission, the Company does not undertake any obligation to update or release publicly any revisions to forward-looking statements contained in this prospectus supplement or the accompanying prospectus to reflect events or circumstances occurring after the date of this prospectus supplement or the accompanying prospectus or to reflect the occurrence of unanticipated events.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. We encourage you to read this entire prospectus supplement and the accompanying prospectus carefully, including the information incorporated by reference herein or therein, “Risk Factors” and the financial statements and the notes thereto, before making an investment decision.

Our Company

Delek US Holdings, Inc. is a Delaware corporation formed in 2001. We are an integrated energy business focused on petroleum refining, the transportation, storage and wholesale of crude oil and intermediate and refined products and convenience store retailing. Our business consists of three operating segments: refining, logistics and retail. Our refining segment operates independent refineries in Tyler, Texas and El Dorado, Arkansas with a combined design crude distillation capacity of 140,000 barrels per day. Our logistics segment gathers, transports and stores crude oil and markets, distributes, transports and stores refined products in select regions of the southeastern United States and west Texas for both our refining segment and third parties. Our retail segment markets gasoline, diesel, other refined petroleum products and convenience merchandise through a network of approximately 361 company-operated retail fuel and convenience stores located in Alabama, Arkansas, Georgia, Kentucky, Mississippi, Tennessee and Virginia. We currently have more than 4,300 employees across our three operating segments.

Our principal executive offices are located at 7102 Commerce Way, Brentwood, Tennessee 37027, and our telephone number at that address is (615) 771-6701. Our website is located at www.DelekUS.com. You should not consider the information contained on our website to be part of this prospectus supplement or the accompanying prospectus or in deciding whether to purchase shares of our common stock.

Selling Stockholder

As of May 8, 2014, the selling stockholder in this offering, Delek Hungary Holding Limited Liability Company, a Hungarian limited liability company (“Delek Hungary”), an indirect subsidiary of Delek Group Ltd., an Israeli corporation (“Delek Group”), beneficially owned 15,036,432 shares, or approximately 25.3%, of our outstanding common stock. Please see “Selling Stockholder” on page S-12.

Recent Developments

Common Stock Repurchase Program

On March 13, 2014, we announced that our Board of Directors had authorized a $50.0 million common stock repurchase program (the “2014 Repurchase Program”). The repurchases are intended to be implemented through open market transactions or in privately negotiated transactions, in accordance with applicable securities laws. The timing, price, and size of repurchases will be made at the discretion of management and will depend upon prevailing market prices, general economic and market conditions and other considerations. The 2014 Repurchase Program does not obligate us to acquire any particular amount of stock, and the authorization under the 2014 Repurchase Program will expire on December 31, 2014.

Dividend

On May 6, 2014, our Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on June 17, 2014 to stockholders of record on May 27, 2014.

Haynesville Spill

On April 25, 2014, a release of an estimated 300 to 400 barrels of crude oil occurred from a gathering line of Delek Logistics Partners, LP, one of our subsidiaries (“Delek Logistics”), near Haynesville, Louisiana. Some of the oil flowed into a section of a nearby dry ravine, but no significant environmental or public impacts have been identified. Emergency cleanup operations were coordinated with Louisiana and federal officials and concluded on May 7, 2014. Site maintenance, and remediation, if determined to be necessary, may continue for several months or longer. Based on current information available to us, we do not believe the total costs associated with this event, including any fines or penalties and net of partial insurance reimbursement, will have a material adverse effect upon our business, financial condition or results of operations.

MAPCO Refinancing

On May 6, 2014, one of our subsidiaries, MAPCO Express, Inc. (“MAPCO Express”), refinanced its $200.0 million revolving credit facility (“MAPCO Revolver”) by entering into a Third Amended and Restated Credit Agreement with Fifth Third Bank as Administrative Agent and a syndicate of lenders (the “Successor MAPCO Revolver”). The Successor MAPCO Revolver amends and restates the principal terms and conditions of the existing MAPCO Revolver to, among other things, extend the maturity date of the MAPCO Revolver to May 6, 2019, modify certain financial and non-financial covenants, and effect certain changes to the interest rate pricing grid and fees. The Successor MAPCO Revolver includes (i) a $160.0 million revolving credit facility, which includes a $10.0 million sublimit for swing line loans and a $40.0 million sublimit for letters of credit, and (ii) an accordion feature that permits an increase in such revolving credit facility by up to $50.0 million, subject to additional lender commitments. Borrowings under the Successor MAPCO Revolver are secured by (i) substantially all the assets of MAPCO Express and its subsidiaries, subject to certain exemptions and limitations, (ii) all of our shares in MAPCO Express, and (iii) a limited guaranty provided by us of up to $50.0 million in obligations.

THE OFFERING

Common Stock Offered By the Selling Stockholder	9,200,000 shares, or 10,580,000 shares if the underwriters exercise in full their option to purchase additional shares

Common Stock Outstanding Before and After this Offering	59,351,215 shares

Selling Stockholder	Delek Hungary Holding Limited Liability Company

Use of Proceeds	We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholder.

Dividend Policy	In November 2012, our Board of Directors announced its intention to pay a regular quarterly cash dividend of $0.10 per share of our common stock beginning in the fourth quarter of 2012; and, in May 2013, our Board of Directors increased the regular quarterly cash dividend to $0.15 per share of our common stock, beginning in the second quarter of 2013. On March 13, 2014, our Board of Directors authorized a special dividend of $0.10 per share, which was paid on April 24, 2014 to stockholders of record on April 3, 2014. This special dividend was in addition to the regular quarterly cash dividend of $0.15 per share, declared by our Board of Directors on February 25, 2014 and paid on March 25, 2014 to stockholders of record on March 11, 2014. On May 6, 2014, our Board of Directors voted to declare a quarterly cash dividend of $0.15 per share, payable on June 17, 2014 to stockholders of record on May 27, 2014. As of the date hereof, we intend to continue to pay regular quarterly cash dividends on our common stock at the annual rate of $0.60 per share. The declaration and payment of future regular and/or special dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors that our Board of Directors deems relevant.

Risk Factors	Investing in our common stock involves a certain degree of risk. You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-4 of this prospectus supplement, together with all of the other information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in shares of our common stock.

New York Stock Exchange Symbol	“DK”

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information included in this prospectus supplement, together with the other information in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, prior to making a decision to purchase shares of our common stock. You should carefully consider the risks, uncertainties and assumptions described in our annual, quarterly and current reports, including those identified in our 2013 Annual Report and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus supplement.

Risks Relating to this Offering and Our Common Stock

Future sales of our shares could depress the market price of our common stock.

Except as described in the section entitled “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur, and these sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In the future, we may issue our common stock in connection with investments or acquisitions. The amount of such common stock issued could constitute a material portion of our then outstanding common stock.

Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue a substantial number of additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:

•	our quarterly or annual earnings or those of other companies in our industry;

•	our ability to pay future dividends as frequently and in the amounts described herein;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic and stock market conditions;

•	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;

•	future sales of our common stock;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	sales of common stock by us, our senior officers or our affiliates; and

•

the other factors discussed in these “Risk Factors” and Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our 2013 Annual Report.

In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes often occur without any apparent regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price. In addition, recent distress in the credit and financial markets resulted in extreme volatility in trading prices of securities and diminished liquidity, and we cannot assure you that our liquidity will not be affected by changes in the financial markets and the global economy. In the past, some companies that have experienced volatile market prices for their securities have been subject to securities class action suits filed against them. The filing of a lawsuit against us, regardless of the outcome, could have a material adverse effect on our business, financial condition and results of operations, as it could result in substantial legal costs and a diversion of our management’s attention and resources.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus supplement will be sold by the selling stockholder. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is a description of our capital stock pursuant to our second amended and restated certificate of incorporation and second amended and restated bylaws, which we refer to as our “certificate of incorporation” and “bylaws,” respectively. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our certificate of incorporation, a copy of which is attached as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed with the SEC on August 8, 2013 and incorporated herein by reference, our bylaws, a copy of which is attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 20, 2013 and incorporated herein by reference, and the provisions of applicable Delaware law, the state in which we are incorporated.

Our authorized capital stock consists of 120,000,000 shares, of which 110,000,000 shares are common stock, par value $0.01 per share, 59,351,215 shares of which were issued and outstanding, and 1,000,000 shares of which were held as treasury shares, as of May 8, 2014, and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights in connection with the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Subject to any preferential rights of our preferred stock the outstanding, holders of common stock are entitled to receive any dividends that may be declared by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and any preferential rights of our preferred stock then outstanding.

Holders of our common stock have no preemptive, subscription, redemption, conversion or sinking fund rights. The outstanding shares of our common stock are validly issued and fully paid. All shares of common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Our Board of Directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Though we have no current intention to issue any shares of preferred stock, our certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our Board of Directors is authorized to adopt resolutions to issue shares, establish the number of shares constituting any series, provide or change the voting powers, if any, determine designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, redemption rights, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special meeting of stockholders. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The Board of Directors has the power, subject to applicable law, to issue one or more series of preferred stock that could, depending on the terms of any such series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the prevailing market price of our then outstanding capital stock.

Advance Notice Procedure

Our bylaws provide an advance procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, our Board of Directors or by a stockholder who has given proper and timely notice to our secretary prior to the meeting, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to our Board of Directors must constitute a proper matter for stockholder action pursuant to the notice of meeting delivered to us. For such notice to be timely, it must be received by our secretary not less than 90 nor more than 120 calendar days prior to the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting (or if the date of the annual meeting is advanced more than 30 calendar days or delayed by more than 30 calendar days from the anniversary date of the previous year’s annual meeting, not earlier than 90 calendar days prior to such meeting and not later than 10 calendar days after public disclosure of the date of such meeting is first made by the Company). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Special Meetings of Stockholders; No Action on Written Consent

Our bylaws provide that special meetings of stockholders may be called only by our chairman of the board, president or by our secretary upon written request of a majority of our Board of Directors. In addition, our certificate of incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders and expressly prohibits action by written consent in lieu of a meeting. These provisions make it more difficult for stockholders to take action opposed by our Board of Directors.

Certificate of Incorporation and Bylaws Amendments

Our certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock in order to amend certain of its provisions, including any provisions concerning (i) the amendment of the bylaws, (ii) the limitations of liability of directors, (iii) indemnification of directors and officers, (iv) the purchase and maintenance of insurance by the Company on behalf of any director, officer, employee or agent thereof, (v) the removal of any director or the entire Board of Directors, and (vi) the percentage of votes represented by capital stock required to approve certain amendments to the certificate of incorporation. These voting requirements will make it more difficult for stockholders to make changes in the certificate of incorporation that would be designed to facilitate the exercise of control over the Company. In addition, the requirement of approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting securities of the Company to prevent the holders of a majority or more of such securities from amending such provisions.

In addition, the certificate of incorporation provides that stockholders may only adopt, amend or repeal the bylaws by the affirmative vote of 66 2/3% of our outstanding voting stock. In contrast, our certificate of incorporation grants the Board of Directors the authority to adopt, alter, amend or repeal any and all of the bylaws of the Company without the approval of stockholders.

Size of the Board of Directors; Removal; Filling of Vacancies

Our bylaws provide that our Board of Directors shall consist of not less than three and not more than fifteen persons, with the exact number fixed from time to time by the majority vote of the entire Board of Directors. Our certificate of incorporation allows our stockholders to remove any director, or the entire Board of Directors, with or without cause, upon the affirmative vote of 66 2/3% of our outstanding voting stock. In addition, our certificate of incorporation provides that any vacancy on the Board of Directors, including one created by an increase in the number of directors, may be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director. As a result of these provisions, our stockholders cannot (i) increase the size of the Board of Directors without amending the bylaws, (ii) remove any director, or the entire Board of Directors, without the affirmative vote of 66 2/3% of our outstanding voting stock, or (iii) fill newly created directorships without amending the certificate of incorporation.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors breached their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions (as described under Section 174 of the Delaware General Corporation Law (the “DGCL”)) or derived an improper benefit from their actions as directors. Our certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into separate indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers.

In addition, our certificate of incorporation authorizes us to maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the stockholders’ investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions and/or separate indemnification agreements.

Anti-Takeover Effects of Delaware Law

We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination” with the corporation for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•

on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, upon the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage any entity interested in acquiring our Company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed for trading on the NYSE under the symbol “DK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Dividend Policy

In November 2012, our Board of Directors announced its intention to pay a regular quarterly cash dividend of $0.10 per share of our common stock beginning in the fourth quarter of 2012; and, in May 2013, our Board of Directors increased the regular quarterly cash dividend to $0.15 per share of our common stock, beginning in the second quarter of 2013. On March 13, 2014, our Board of Directors authorized a special dividend of $0.10 per share, which was paid on April 24, 2014 to stockholders of record on April 3, 2014. This special dividend was in addition to the regular quarterly cash dividend of $0.15 per share, declared by our Board of Directors on February 25, 2014 and paid on March 25, 2014 to stockholders of record on March 11, 2014. On May 6, 2014, our Board of Directors voted to declare a quarterly cash dividend of $0.15 per share, payable on June 17, 2014 to stockholders of record on May 27, 2014. As of the date hereof, we intend to continue to pay regular quarterly cash dividends on our common stock at the annual rate of $0.60 per share. The declaration and payment of future regular and/or special dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors that our Board of Directors deems relevant.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NYSE under the symbol “DK.” The last reported sale price of our common stock on May 14, 2014 on the NYSE was $31.10 per share. As of May 8, 2014, there were six holders of record of our common stock. The following table sets forth on a per-share basis the high and low sales prices on the NYSE for our common stock for each of the fiscal quarters indicated.

	High	Low
2014
Second Quarter (through May 14, 2014)	$34.07	$27.77
First Quarter	$35.11	$26.39
2013
Fourth Quarter	$34.49	$19.83
Third Quarter	$31.53	$20.57
Second Quarter	$39.80	$27.57
First Quarter	$41.47	$24.70
2012
Fourth Quarter	$27.58	$22.51
Third Quarter	$27.41	$17.57
Second Quarter	$17.76	$14.78
First Quarter	$15.72	$10.99

The following table shows our total cash dividends for each year from 2009 through 2013 and for 2014 to date.

	Total Cash Dividends (In millions)	Dividends Per Common Share
2009	$8.1	$0.15
2010	8.4	$0.15
2011	19.5	$0.33
2012	35.5	$0.60
2013	57.3	$0.95
2014(1)	14.9	$0.25

Total	$143.7

(1)	Does not include the $0.15 per share dividend payable on June 17, 2014 to stockholders of record at the close of business on May 27, 2014.

SELLING STOCKHOLDER

The table below sets forth certain information known to us, based upon written representations from the selling stockholder, with respect to the beneficial ownership of our shares of common stock held by the selling stockholder as of May 8, 2014.

In the table below, the percentage of shares beneficially owned is based on 59,351,215 shares of our common stock outstanding as of May 8, 2014, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights.

For a discussion of certain relationships between us and the selling stockholder, see “Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A for our 2014 annual meeting of stockholders as well as our 2013 Annual Report, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Based on information provided to us, the selling stockholder is not an affiliate of a broker-dealer.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering		Shares of Common Stock Being Offered	Shares of Common Stock Subject to Option	Shares of Common Stock Beneficially Owned After this Offering		Percentage of Common Stock Beneficially Owned After this Offering
	Shares	Percent			Without Option	With Option	Without Option	With Option
Delek Hungary(1)	15,036,432	25.3%	9,200,000	1,380,000	5,836,432	4,456,432	9.8%	7.5%

(1)	Delek Group is the parent company of Delek Petroleum Ltd. (“Delek Petroleum”), and Delek Petroleum is the parent company of Delek Hungary, the record owner of 15,036,432 shares. Each of Delek Group and Delek Petroleum disclaims beneficial ownership of the common stock beneficially owned by its subsidiaries except to the extent of its pecuniary interest therein.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

This section summarizes the material U.S. federal income and estate tax considerations related to the ownership and disposition of our common stock by Non-U.S. Holders, as defined below. This section does not address all aspects of taxation that may be relevant to particular Non-U.S. Holders in light of their personal investment or tax circumstances, or to certain Non-U.S. Holders that are subject to special treatment under the U.S. federal income tax laws. Moreover, this summary assumes that Non-U.S. Holders hold our common stock as a capital asset for U.S. federal income tax purposes, which generally means property held for investment. The statements in this section are based on the current U.S. federal income tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), rulings and other administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust that is not a “U.S. person.” For purposes of this summary, the term “U.S. person” means a person that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “partnership”) holds our common stock, the U.S. federal income tax treatment of an owner of the partnership generally will depend on the status of the owner and the activities of the partnership. If you are an owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Prospective purchasers of our common stock are urged to consult their own tax advisors with respect to the application of U.S. federal income and estate tax laws to their particular situations as well as any tax considerations arising under other U.S. federal tax laws (such as U.S. federal gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Distributions on Common Stock

If we distribute cash or other property to beneficial owners of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent attributable to our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the amount of any distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax- free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock, and thereafter will be treated as described under “—Dispositions of Common Stock” below.

Any distributions paid to a Non-U.S. Holder that are treated as dividends for U.S. federal income tax purposes and that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to withholding at a rate as may be specified by an applicable income tax treaty. To claim the benefit of a reduced withholding rate under an applicable income tax treaty, a Non-U.S. Holder generally (i) will be required to complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that it is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) will be required to satisfy the relevant certification requirements of the applicable Treasury Regulations, if our common stock is held through certain foreign intermediaries. A Non-U.S. Holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Any distributions paid to a Non-U.S. Holder that are treated as dividends for U.S. federal income tax purposes and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to U.S. persons and are not subject to withholding of U.S. federal income tax, provided that the Non-U.S. Holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such dividends received by a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Dispositions of Common Stock

Any gain recognized by a Non-U.S. Holder on a sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or other taxable disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, and the Non-U.S. Holder is not eligible for an exemption under an applicable income tax treaty or otherwise, as described below.

A Non-U.S. Holder generally will be subject to U.S. federal income tax at the rates generally applicable to U.S. persons on any gain that is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), and any such Non-U.S. Holder will be required to file a U.S. federal income tax return. Any gain of a corporate Non-U.S. Holder that is described in the first bullet above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of a sale, exchange or other taxable disposition of our common stock, generally will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized on the sale, exchange or other disposition of our common stock if certain conditions are met, which may be offset by certain U.S.-source capital losses (even though such individual is not considered a resident of the United States) during the taxable year of disposition.

A U.S. corporation generally constitutes a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Because we own a significant amount of real property, including retail fuel and convenience stores, we may be, or may become, a USRPHC. The determination of whether we are a USRPHC is fact specific and depends on the composition of our assets. If our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to such gain if the Non-U.S. Holder held, actually or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common stock, 5% or less of our common stock. Our common stock currently is listed on the NYSE and we believe that, for as long as our common stock continues to be so listed, our common stock will be treated as “regularly traded on an established securities market.” If a Non-U.S. Holder held more than 5% of our common stock at any time during the relevant period and if we are a USRPHC at any time during the relevant period, such Non-U.S. Holder generally will be subject to tax on the net gain derived from a taxable disposition of our common stock at the U.S. federal income tax rates generally applicable to a U.S. person. Non-U.S. Holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

U.S. Federal Estate Tax

Any shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each Non-U.S. Holder of our common stock the amount of dividends paid to such Non-U.S. Holder on our common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. In addition, information reporting generally is required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the Non-U.S. Holder establishes that it is not a U.S. person.

Under some circumstances, Treasury Regulations may require backup withholding of U.S. federal income tax, currently at a rate of 28%, on dividends and gross proceeds with respect to our common stock. A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if the payor has actual knowledge, or reason to know, that a beneficial owner is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of, and procedure for, obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding

The Foreign Account Tax Compliance Act (“FATCA”) imposes a federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. FATCA generally imposes a federal withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the Treasury Regulations, such required withholding will not begin until July 1, 2014 with respect to dividends on our common stock, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment with respect to our common stock, a Non-U.S. Holder that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Non-U.S. Holders should consult their own tax advisors regarding the effect of FATCA on an investment in our common stock.

Prospective purchasers of our common stock are urged to consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of our common stock, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in U.S. federal tax laws or other tax laws.

UNDERWRITING

Barclays Capital Inc. is acting as the representative of the underwriters for this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and which will be incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from the selling stockholder the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.	2,668,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,288,000
Wells Fargo Securities, LLC	1,288,000
Goldman, Sachs & Co.	920,000
RBC Capital Markets, LLC	920,000
Deutsche Bank Securities Inc.	644,000
Credit Suisse Securities (USA) LLC	368,000
Regions Securities LLC	368,000
Scotia Capital (USA) Inc.	368,000
Simmons & Company International	368,000

Total	9,200,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we and the selling stockholder deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling stockholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to the selling stockholder for the shares.

	No Exercise	Full Exercise
Per share	$0.90	$0.90
Total	8,280,000	9,522,000

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.54 per share. After the offering, the representative may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering that are payable by us are estimated to be $400,000. The underwriters have agreed to reimburse us for certain offering expenses incurred by us in connection with this offering. The selling stockholder will pay the fees of Burai-Kovács & Partners Attorneys at Law, Budapest, Hungary, which will pass upon certain matters for the selling stockholder, and all underwriting discounts and commissions.

Option to Purchase Additional Shares

The selling stockholder has granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, in whole or in part, up to an aggregate of 1,380,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 9,200,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We and the selling stockholder have agreed not to sell or transfer any shares of our common stock or securities convertible into, exchangeable for, exercisable for, or repayable with shares of our common stock, for 90 days (with respect to us) and until December 31, 2014 (with respect to the selling stockholder) after the date of this prospectus supplement without first obtaining the written consent of Barclays Capital Inc. Specifically, we and the selling stockholder have agreed not to, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	issuances of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof;

•	any common stock issued or options to purchase common stock granted pursuant to any of our employee benefit plans or the filing of a registration statement in respect thereof;

•	any common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan of the Company or the filing of a registration statement in respect thereof;

•

transfers of common stock by the selling stockholder with respect to which (i) the underwriters receive a signed lock-up agreement for the balance of the selling stockholder’s lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (ii) such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act and (iii) the selling stockholder does not otherwise voluntarily effect any public filing or report regarding such transfers; and

•

sales by the selling stockholder of common stock purchased on the open market following the offering if (i) such sales are not required to be reported in any public report or filing with the SEC or otherwise and (ii) the selling stockholder does not otherwise voluntarily effect any public filing or report regarding such sales.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the selling stockholder or for which the selling stockholder later acquires the power of disposition.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities. The selling stockholder has also agreed that it will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute payments that the underwriters may be required to make for these liabilities, in each case as set forth in the underwriting agreement up to the gross proceeds received by the selling stockholder from this offering.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us and our affiliates, and the selling stockholder, for which they have received customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and commissions.

In particular, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Regions Securities LLC and Wells Fargo Securities, LLC are lenders under an asset-backed revolving credit facility of our subsidiary, Delek Refining Ltd., and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Barclays Capital Inc., and Wells Fargo Securities, LLC are lenders under a $400.0 million senior secured revolving credit facility of Delek Logistics. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Regions Securities LLC are lenders under a $160.0 million revolving credit facility of our subsidiary, MAPCO Express. Additionally, an affiliate of Goldman, Sachs & Co. is a party to a supply and offtake arrangement with our subsidiary, Lion Oil Company (“Lion Oil”), and Lion Oil has assigned to such affiliate certain rights under agreements relating to certain of Delek Logistics’ assets.

Additionally, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Foreign Selling Restrictions

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so, or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common stock which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•

by the underwriters to fewer than 100, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common stock shall result in a requirement for us, the selling stockholder or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common stock under, the offers contemplated here in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter, the selling stockholder and us that:

•	it is a qualified investor as defined under the Prospectus Directive; and

•

in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale or (ii) where common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such common stock to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Washington, District of Columbia. Certain matters will be passed upon for the selling stockholder by Shearman & Sterling LLP, New York, New York and by Burai-Kovács & Partners Attorneys at Law, Budapest, Hungary.

EXPERTS

The consolidated financial statements of Delek US Holdings, Inc. appearing in the Delek US Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein), and the effectiveness of Delek US Holdings, Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus some of the information we file with the SEC, which means that we can disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus. Any information contained in future SEC filings that is incorporated by reference into this prospectus supplement and the accompanying prospectus will automatically update this prospectus supplement and the accompanying prospectus, and any information included directly in this prospectus supplement and the accompanying prospectus shall update and supersede the information contained in past SEC filings that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below (File No. 001-32868) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K), until all the securities offered under this prospectus supplement and the accompanying prospectus are sold.

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 8, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 23, 2014, February 14, 2014, April 7, 2014 and May 13, 2014;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2014; and

•

The description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on May 13, 2014, including any subsequent amendment or any report filed for the purpose of updating such description.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus. Requests for such information should be directed to:

Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: Corporate Secretary

(615) 771-6701

You should read the information relating to us in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except as noted above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available through the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus supplement and the accompanying prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room.

We also make available, free of charge, through our website our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.DelekUS.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

DELEK US HOLDINGS, INC.

Common Stock

We are registering shares of our common stock issued to the selling stockholder named herein in order to permit the resale of these shares of our common stock by such selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

Our common stock, par value $0.01 per share, is listed and currently traded on the New York Stock Exchange (“NYSE”) under the symbol “DK.” The last reported sale price of our common stock on the NYSE on May 6, 2014 was $32.32 per share.

This prospectus describes some of the general terms that may apply to an offering of our common stock by the selling stockholder. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholder will offer or sell any of the shares. The selling stockholder may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. The specific terms and any other information relating to a specific offering will be described in a supplement to this prospectus.

This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus, the applicable prospectus supplement, any related free writing prospectus and any documents we incorporate by reference, which will describe the specific terms of the securities offered, before you make your investment decision.

Investing in our common stock involves a certain degree of risk. You should carefully consider all of the information set forth in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission, the “Risk Factors” section beginning on page 3 of this prospectus and in the applicable prospectus supplement before purchasing any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission” or “SEC”) using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, the selling stockholder may from time to time offer and sell, in one or more offerings, the common stock described in this prospectus.

We are responsible for the information included or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholder has authorized anyone to provide information or represent anything other than that contained, or incorporated by reference, in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholder has authorized anyone to provide you with different information, and we and the selling stockholder take no responsibility for any other information others may give you. Neither we nor the selling stockholder is making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on their respective cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. We urge you to read carefully both this prospectus, any prospectus supplement accompanying this prospectus and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information By Reference,” before deciding whether to invest in our common stock.

Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “Delek” refer to Delek US Holdings, Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus or any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include discussions regarding the Company’s plans, strategies, beliefs, expectations and intentions. You can identify these statements in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein or therein, by forward-looking words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “appears,” “projects” and similar expressions, as well as statements in future tense. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference.

The risk factors listed under “Part I. Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described under “Risk Factors” in our most recent Annual Report on Form 10-K could have an adverse effect on our business, results of operations and financial position and that adverse effect could be material. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date the statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Commission, the Company does not undertake any obligation to update or to release publicly any revisions to forward-looking statements contained in this prospectus or any accompanying prospectus supplement to reflect events or circumstances occurring after the date of this prospectus or any accompanying prospectus supplement or to reflect the occurrence of unanticipated events.

THE COMPANY

Delek US Holdings, Inc. is a Delaware corporation formed in 2001. We are an integrated energy business focused on petroleum refining, the transportation, storage and wholesale of crude oil and intermediate and refined products and convenience store retailing. Our business consists of three operating segments: refining, logistics and retail. Our refining segment operates independent refineries in Tyler, Texas and El Dorado, Arkansas with a combined design crude distillation capacity of 140,000 barrels per day. Our logistics segment gathers, transports and stores crude oil and markets, distributes, transports and stores refined products in select regions of the southeastern United States and west Texas for both our refining segment and third parties. Our retail segment markets gasoline, diesel, other refined petroleum products and convenience merchandise through a network of approximately 361 company-operated retail fuel and convenience stores located in Alabama, Arkansas, Georgia, Kentucky, Mississippi, Tennessee and Virginia. We currently have more than 4,300 employees across our three operating segments.

Our principal executive offices are located at 7102 Commerce Way, Brentwood, Tennessee 37027, and our telephone number at that address is (615) 771-6701. Our website is located at www.DelekUS.com. You should not consider the information contained on our website to be part of this prospectus or any prospectus supplement or in deciding whether to purchase shares of our common stock.

SHARES OFFERED

We are registering for resale from time to time 15,036,432 shares of our common stock that we issued to the selling stockholder: Delek Hungary Holding Limited Liability Company, a Hungarian limited liability company (“Delek Hungary”), which is an indirect subsidiary of Delek Group, Ltd., an Israeli corporation (“Delek Group”). As of May 5, 2014, the selling stockholder beneficially owned 15,036,432 shares, or approximately 25.3%, of our outstanding common stock.

Pursuant to the terms of a registration rights agreement with Delek Group and its affiliates, including the selling stockholder, we have agreed to pay all expenses related to the registration of shares covered by this prospectus, including, without limitation, all registration and qualification fees, printing expenses, filing fees, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and reasonable fees and disbursements of a single special counsel for the selling stockholder, and the compensation of our regular employees. The selling stockholder will bear the costs of any underwriting discounts or selling commissions attributable to the sale of the shares contemplated by this prospectus. The registration rights agreement also provides that we will indemnify the selling stockholder, persons affiliated with it, and any participating underwriters against certain liabilities to which it or they may become subject in connection with the offering and sale of the shares contemplated by this prospectus, including liabilities arising under the Securities Act, or they will be entitled to contribution.

We are also registering for resale any additional shares of our common stock that may become issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our shares of common stock outstanding.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information included in this prospectus, together with the other information in, or incorporated by reference into, this prospectus, prior to making a decision to purchase shares of our common stock. You should carefully consider the risks, uncertainties and assumptions described in our annual, quarterly and current reports, including those identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other documents that we subsequently file with the Commission that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its account. We will not receive any proceeds from the sale by the selling stockholder of the common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

We will set forth in the applicable prospectus supplement a description of the common stock that may be offered pursuant to this prospectus.

SELLING STOCKHOLDER

We are registering the shares of our common stock in order to permit the selling stockholder to offer the shares for resale from time to time. The table below sets forth certain information known to us, based upon written representations from the selling stockholder, with respect to the beneficial ownership of our shares of common stock held by the selling stockholder as of May 5, 2014.

In the table below, the percentage of shares beneficially owned is based on 60,350,544 shares of our common stock outstanding as of May 5, 2014, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights.

The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

For a discussion of certain relationships between us and the selling stockholder, see “Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A for our 2014 annual meeting of stockholders and our Annual Report on Form10-K for the year ended December 31, 2013, each of which is incorporated by reference into this prospectus.

Selling Stockholder	Shares Beneficially Owned		Number of Shares To Be Offered	Number of Shares Beneficially Owned After the Offering(1)
	Number	Percent		Number	Percent
Delek Hungary(2)	15,036,432	25.3%	15,036,432	—	0.0%

(1)	Assumes that the selling stockholder disposes of all of the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.
(2)	Delek Group is the parent company of Delek Petroleum Ltd. (“Delek Petroleum”), and Delek Petroleum is the parent company of Delek Hungary, the record owner of 15,036,432 shares of our common stock. Each of Delek Group and Delek Petroleum disclaims beneficial ownership of the common stock beneficially owned by its subsidiaries except to the extent of its pecuniary interest therein.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issued to the selling stockholder to permit the resale of these shares of our common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The selling stockholder may sell all or a portion of the shares of our common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, our disclosure with respect to the selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We and the selling stockholder may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us and/or the selling stockholder against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered from time to time by this prospectus will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee.

EXPERTS

The consolidated financial statements of Delek US Holdings, Inc. appearing in the Delek US Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein), and the effectiveness of Delek US Holdings, Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus and any applicable prospectus supplement some of the information we file with the SEC, which means that we can disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus and any applicable prospectus supplement. Any information contained in future SEC filings that is incorporated by reference into this prospectus and any prospectus supplement will automatically update this prospectus and any applicable prospectus supplement, and any information included directly in this prospectus and any prospectus supplement shall update and supersede the information contained in past SEC filings that are incorporated by reference in this prospectus and any applicable prospectus supplement. We incorporate by reference the documents listed below (File No. 001-32868) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K), until all the securities offered under this prospectus and any prospectus supplement are sold.

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 23, 2014, February 14, 2014 and April 7, 2014;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2014; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 1, 2006, including any subsequent amendment or any report filed for the purpose of updating such description.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus and any applicable prospectus supplement. Requests for such information should be directed to:

Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: Corporate Secretary

(615) 771-6701

You should read the information relating to us in this prospectus and any prospectus supplement together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except as noted above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available through the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus or any prospectus supplement and should not be considered to be part of this prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room.

We also make available, free of charge, through our website our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.DelekUS.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any prospectus supplement and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement.

9,200,000 Shares

DELEK US HOLDINGS, INC.

Common Stock

Prospectus Supplement

May 14, 2014

Barclays

BofA Merrill Lynch

Wells Fargo Securities

Goldman, Sachs & Co.

RBC Capital Markets

Deutsche Bank Securities

Credit Suisse

Regions Securities LLC

Scotiabank / Howard Weil

Simmons & Company International